Exhibit 8.01

Subsidiaries

Name	Jurisdiction of Incorporation	Other names under which entity operates

1715495 Ontario Inc.	Ontario	None
Agnico-Eagle Sweden AB	Sweden	None
Riddarhyttan Resources AB	Sweden	None
Agnico-Eagle AB	Sweden	None
Oijarvi Resources Oy	Finland	None
989093 Ontario Limited	Ontario	None
Agnico Eagle Mexico, S.A. de C.V.	Mexico	None
1641315 Ontario Inc.	Ontario	None
Servicios Agnico Eagle Mexico, S.A. de C.V.	Mexico	None
Servicios Pinos Altos, S.A. de C.V.	Mexico	None
Agnico-Eagle (Delaware) LLC	Delaware	None
Agnico-Eagle (Delaware) II LLC	Delaware	None
Agnico-Eagle (Delaware) III LLC	Delaware	None
Agnico-Eagle (USA) Limited	Colorado	None
Riddarhyttan Resources Oy	Finland	None
Agnico-Eagle Acquisition Corporation	British Columbia	None